Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Investment Trust of our reports dated August 23, 2024, relating to the financial statements and financial highlights, which appear in Virtus Silvant Mid-Cap Growth Fund Annual Reports on Form N-CSR for the year ended June 30, 2024. We also consent to the references to us under the headings “Financial Statements and Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
June 18, 2025